EXHIBIT 99.1

PRESS RELEASE

CRESCENT ANNOUNCES FOURTH QUARTER 2003 RESULTS

FORT WORTH, TEXAS, February 19, 2004—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the fourth quarter 2003. Funds from operations available to common shareholders before impairments related to real estate assets (“FFO”) for the three months ended December 31, 2003 were $91.2 million, or $0.78 per share and equivalent unit (diluted). FFO for the year ended December 31, 2003 was $212.6 million or $1.82 per share and equivalent unit (diluted). These compare to FFO of $70.8 million or $0.60 per share and equivalent unit (diluted), for the three months ended December 31, 2002 and $238.2 million or $2.02 per share and equivalent unit (diluted) for the year ended December 31, 2002. Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although these companies may calculate funds from operations in different ways. A reconciliation of our FFO before and after impairments related to real estate assets to GAAP net income for the Company is included in the financial statements accompanying this press release.

Net income available to common shareholders for the three months ended December 31, 2003 was $28.4 million, or $0.29 per share (diluted). Net loss to common shareholders for the year ended December 31, 2003 was ($0.3) million, or $0.00 per share (diluted). This compares to net income available to common shareholders of $27.5 million or $0.27 per share (diluted), for the three months ended December 31, 2002 and $66.0 million or $0.63 per share (diluted), for the year ended December 31, 2002.

According to John C. Goff, Vice Chairman and Chief Executive Officer, “Although our office markets continued to be challenging during 2003, we were pleased to have been able to execute on two strategic initiatives for the Company. One was the sale of our interest in The Woodlands, and the second was our Hughes Center acquisition in Las Vegas. Together, they demonstrated our commitment to shift capital to investments offering more predictable earnings.

“While we don’t expect that 2004 will be a year of meaningful growth in terms of office fundamentals, we do expect it to be a year for stabilization. We will continue to focus our efforts on actively managing our portfolio, seeking to improve our return on invested capital.”

On January 15, 2004, Crescent announced that its Board of Trust Managers had declared cash dividends of $.375 per share for Common, $.421875 per share for Series A Convertible Preferred, and $.59375 per share for Series B Redeemable Preferred. The dividends are payable February 13, 2004, to shareholders of record on January 30, 2004.

BUSINESS SECTOR REVIEW

Office Sector (66% of Gross Book Value of Real Estate Assets as of December 31, 2003)

Office property same-store net operating income (“NOI”) declined 8.5% for the three months ended December 31, 2003 over the same period in 2002. Average occupancy for these properties for the three months ended December 31, 2003 was 83.2% compared to 87.0% for the same period in 2002. As of December 31, 2003, the overall office portfolio’s leased occupancy was 86.4%, and its economic occupancy was 84.0%. During the three months ended December 31, 2003 and 2002, Crescent received $1.5 million and $11.8 million, respectively, of lease termination fees. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

Office property same-store net operating income (“NOI”) declined 11.5% for the year ended December 31, 2003 over the same period in 2002. Average occupancy for these properties for the year ended December 31, 2003 was 84.3%

compared to 89.2% for the same period in 2002. During the year ended December 31, 2003 and 2002, Crescent received $9.3 million and $16.7 million, respectively, of lease termination fees.

The Company leased 2.3 million net rentable square feet during the three months ended December 31, 2003, of which 1.5 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 6.3% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.76 per square foot per year and leasing costs were $.97 per square foot per year.

The Company leased 6.4 million net rentable square feet during the year ended December 31, 2003, of which 4.0 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 10.0% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.80 per square foot per year and leasing costs were $1.01 per square foot per year.

Denny Alberts, President and Chief Operating Officer, commented, “As expected, our total office economic occupancy remained relatively constant, declining from 84.4% at the end of the third quarter to 84.0% at the end of the fourth quarter. However, leased occupancy increased from 86.2% to 86.4%. While we continued to lease at a record pace, market conditions, lease expirations and early terminations, have kept us from seeing any meaningful lift in occupancy. We expect this to hold true throughout 2004, projecting both the average and year end occupancy to be relatively flat.

“We signed leases for 2.3 million square feet in the fourth quarter. For the year, we signed leases totaling 6.4 million square feet, or 20% of our portfolio net rentable area. This was by far the largest leasing year we’ve had in terms of volume in the history of our company. In 2004, we have 4.9 million total gross square feet of leases scheduled to expire by the end of the year. To date, 83% of that expiring space has been addressed – 62% by signed leases and 21% by leases in negotiation. For the 62% of expiring space that has been signed, we are showing a slight increase in the weighted average full service rental rate.”

Resort and Residential Development Sector (23% of Gross Book Value of Real Estate Assets as of December 31, 2003)

Destination Resort Properties

Same-store NOI for Crescent’s five consolidated resort properties increased 71% for the three months ended December 31, 2003 over the same period in 2002, as a result of a reduction in operating expenses primarily at Park Hyatt Beaver Creek and Ventana Inn and Spa during the three months ended December 31, 2003, and one-time transition costs associated with the joint venture of the Fairmont Sonoma Mission Inn and Spa incurred during the three months ended December 31, 2002. The average daily rate increased 7% and revenue per available room increased 2% for the three months ended December 31, 2003 compared to the same period in 2002. Weighted average occupancy was 59% for the three months ended December 31, 2003 compared to 62% for the three months ended December 31, 2002.

Same-store NOI for Crescent’s five consolidated resort properties declined 2% for the year ended December 31, 2003 over the same period in 2002. The average daily rate increased 1% and revenue per available room remained flat for the year ended December 31, 2003 compared to the same period in 2002. Weighted average occupancy was 68% for the year ended December 31, 2003 compared to 69% for the year ended December 31, 2002.

Upscale Residential Development Properties

Crescent’s overall residential investment generated $74.4 million and $88.1 million in FFO for the three months and twelve months ended December 31, 2003, respectively, including $54 million from the sale of The Woodlands. This compares to $18.7 million and $51.0 million in FFO generated for the three and twelve months ended December 31, 2002, respectively.

Investment Sector (11% of Gross Book Value of Real Estate Assets as of December 31, 2003)

Business-Class Hotel Properties

Same-store NOI for Crescent’s four business-class hotel properties decreased 13% for the three months ended December 31, 2003 over the same period in 2002. The average daily rate increased 5% and revenue per available room remained flat for the three months ended December 31, 2003 compared to the same period in 2002. Weighted average occupancy was 66% for the three months ended December 31, 2003 and 69% for the three months ended December 31, 2002.

Same-store NOI for Crescent’s four business-class hotel properties decreased 6% for the years ended December 31, 2003 over the same period in 2002. The average daily rate increased 2% and revenue per available room increased 3% for the year ended December 31, 2003 compared to the same period in 2002. Weighted average occupancy was 71% for the years ended December 31, 2003 and 2002.

Temperature-Controlled Facilities Investment

Crescent’s investment in temperature-controlled facilities generated $7.0 million and $23.3 million in FFO for the three and twelve months ended December 31, 2003, respectively. This compares to $6.5 million and $21.0 million of FFO generated for the three and twelve months ended December 31, 2002, respectively.

ACQUISITIONS

Office Properties

On December 31, 2003, Crescent acquired from The Rouse Company two office properties and two leased restaurant parcels within the Hughes Center portfolio in Las Vegas for a gross purchase price of $39 million, $29 million in cash and $10 million in assumed debt.

Subsequent to year end, Crescent acquired from Rouse five additional office properties (one of which is held in a joint-venture arrangement with a third-party) and seven leased restaurant parcels within the Hughes Center portfolio for a gross purchase price of $175 million, $90 million in cash and $85 million in assumed debt. One other office property of 86,000 square feet was scheduled to be a part of the portfolio acquisition; however, Rouse’s third-party joint-venture partner in the office property had a right of first refusal in Rouse’s interest in the venture and it elected to exercise it.

As a result of these transactions with Rouse, Crescent acquired seven office properties totaling 1.0 million square feet and nine leased restaurant parcels within the Hughes Center office portfolio for a gross purchase price of $214 million, $119 million of which was paid in cash and $95 million in net assumed debt. In accordance with the original agreement, Crescent has also agreed to acquire, in March 2004, the undeveloped land within Hughes Center from Rouse for $10 million, $2.5 million of which is to be paid in cash with the remaining $7.5 million to be financed in the form of a note due December 2005.

On October 9, 2003, Crescent announced that it had partnered with JPMorgan Fleming Asset Management in the acquisition of One BriarLake Plaza, a 20-story, 502,000 square foot Class A office building located in the Westchase submarket of Houston, Texas. The leased occupancy of this three year old building, as of September 30, 2003, was 90%. Under the joint-venture arrangement, JPMorgan Fleming Asset Management has a 70% interest in the property, while Crescent has a 30% interest and has been retained to provide management and leasing services to the venture.

DISPOSITIONS

Upscale Residential Development Property and Office Properties

On December 31, 2003, Crescent sold its previously held interests in The Woodlands master-planned community in Houston to The Rouse Company. The sale included:

•	Crescent’s 52.5% economic interest (including earned promote) in The Woodlands Land Company, Inc.

•	Crescent’s 52.5% economic interest (including earned promote) in The Woodlands Commercial Properties Company, L.P.

•	Crescent’s 75% interest in Woodlands Office Equities – ‘95 Limited Partnership

The gross sales price was $387 million, of which $185 million was the allocation of partnership debt and the remaining $202 million was received by Crescent in cash, including partnership distributions net of working capital adjustments received prior to closing. As a result of the sale, Crescent recorded FFO related to the sale of its interest in the residential land component of $54 million.

Resort Property

On November 12, 2003, Crescent sold its 50% interest in the Ritz-Carlton Palm Beach resort owned by Manalapan Hotel Partners, LLC. Crescent’s joint-venture partner in the resort was Westbrook Real Estate Fund IV, L.P., which also sold its 50% interest to the same purchaser. The sales price of the resort was $92 million, generating net proceeds to Crescent of $19 million after debt repayment

Other

On December 15, 2003, Crescent sold the Las Colinas Plaza retail property in Dallas for net proceeds of $21 million prior to debt repayment, and resulted in a gain of $15 million.

BALANCE SHEET REVIEW

Financing

On February 5, 2004, Crescent and Vornado Realty Trust announced that AmeriCold Realty Corporation, the entity through which Crescent and Vornado hold their 40% and 60% interests, respectively, in the temperature-controlled facilities, completed a $254 million mortgage financing with Morgan Stanley Mortgage Capital Inc. that is secured by 21 of its owned and 7 of its leased temperature-controlled warehouses. The loan bears interest at LIBOR plus 295 (with a LIBOR floor of 1.5% with respect to $54.4 million of the loan) and requires principal payments of $5 million annually. The loan matures in April 2006 and has three one-year extension options.

The net proceeds, after providing for usual escrows, closing costs and the repayment of $13 million of existing mortgages on two of the warehouses, were $225 million to the partners. Crescent received a distribution of $90 million, representing its 40% share in the partnership.

On January 15, 2004, Crescent issued 3.4 million additional shares of its 6.75% Series A convertible cumulative preferred shares in a public offering. The shares were issued at $21.98 per share, resulting in a current yield of 7.68%, excluding dividends accrued on the shares up to the issuance date. Gross proceeds to Crescent totaled $74 million.

The terms of the newly issued Series A preferred shares are the same as the terms of the Series A preferred shares outstanding prior to completion of the offering. Including this additional issuance, Crescent has 14.2 million shares of the Series A cumulative preferred shares outstanding.

Refinancing

On January 13, 2004, Crescent entered into a $275 million secured loan with Bank of America Securities LLC and Deutsche Bank Securities. The loan currently bears interest at LIBOR plus 275 and has an initial two-year term with a one-year extension option. The loan is secured by eight office properties, 1 resort and 1 business-class hotel within Crescent Real Estate Funding XII, L.P. and was structured to defease the existing $160 million LaSalle Note II which is scheduled to mature in 2006. The residual loan proceeds were used to pay down the $275 million secured, floating rate loan from Fleet Bank.

EARNINGS OUTLOOK

Crescent will address 2004 FFO Guidance in the fourth quarter earnings conference call and presentation scheduled for February 19, 2004.

In addition, the Company has provided documentation related to this guidance in its fourth quarter supplemental operating and financial data report. Refer to the following two paragraphs for details about accessing the conference call, presentation, and the supplemental operating and financial data report.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA

Crescent’s fourth quarter supplemental operating and financial data report is available on the Company’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call the Company’s Investor Relations department at (817) 321-2180.

CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Thursday, February 19, 2004, to discuss the fourth quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. Also on the Company’s website is a presentation that is designed to accompany the conference call and webcast.

A replay of the conference call will be available through February 25, 2004 by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 4811787. The webcast and presentation will be available on Crescent’s website for at least thirty days.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect” and “may”.

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which may continue to be adversely affected by existing real estate conditions (including vacancy rates in particular markets, decreased rental rates and competition from other properties) or by general economic downturns;

•	Adverse changes in the financial condition of existing tenants;

•	Further deterioration in the resort/business-class hotel markets or in the market for residential land or luxury residences, including single-family homes, townhomes and condominiums, or in the economy generally;

•	Financing risks, such as the Company’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the Company’s ability to meet financial and other covenants and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	The ability of the Company to reinvest available funds at anticipated returns and within anticipated time frames and the ability of the Company to consummate anticipated office acquisitions and investment land and other dispositions on favorable terms and within anticipated time frames;

•	Further or continued adverse conditions in the temperature-controlled logistics business (including both industry-specific conditions and a general downturn in the economy) which may further jeopardize the ability of the tenant to pay all current and deferred rent due;

•	The inability of Crescent to complete the distribution to its shareholders of the shares of a new entity to purchase the AmeriCold tenant interest from COPI;

•	The concentration of a significant percentage of the Company’s assets in Texas;

•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in the Company’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

ABOUT THE COMPANY

Crescent Real Estate Equities Company (NYSE: CEI) is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of more than 75 premier office properties totaling more than 30 million square feet, located primarily in the Southwestern United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. In addition, the Company has investments in world-class resorts and spas and upscale residential developments.

FOR MORE INFORMATION

Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086
Keira B. Moody, Vice President, Investor Relations, (817) 321-1412